UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 29, 2015, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of ModusLink Global Solutions, Inc. (the “Company”) took several actions with respect to executive compensation.

Management Incentive Plan

The Compensation Committee approved the ModusLink Global Solutions, Inc. FY2015 Management Incentive Plan (the “MIP”). The MIP is designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. The MIP relates to the Company’s fiscal year ending July 31, 2015 (the “Plan Year”). The MIP covers certain executive officers and executive leadership team members of the Company, as determined by the Compensation Committee. Target bonus percentages (the “Payout Percentage”) and Target Performance Based Restricted Stock Plan values (collectively “Awards”) for participating executive officers (the “Participants”) are set forth below.

All Awards under the MIP are subject to the minimum Adjusted EBITDA achievement (the “Gate”) for the Plan Year. Once the Gate has been achieved, Awards under the MIP will be measured based upon the Company’s fiscal 2015 results for Return on Invested Capital (“ROIC”) and Book and Bill of new Business (“Book and Bill”), each as defined in the MIP and according to the threshold, target and maximum performance level for each metric set forth below. A percentage of each Participant’s Payout Award will be allocated to each of the relevant components for that Participant on a 70%, 30% basis between ROIC and Book and Bill respectively. An individual performance factor between 0.8 and 1.2 (inclusive) may also effect the payout amount. The individual performance factor will be determined by the President and Chief Executive Officer for each Participant, and by the Committee for the President and Chief Executive Officer, based on the Participant’s performance against goals to be developed with such Participant.

In the event that ROIC and Book and Bill performance exceeds target levels, the related payout shall be subject to an accelerator which may result in payment of up to two times the participant’s target bonus provided that the performance reaches the stated maximum amount for one or both targets.

A Participant’s Payout Award amount will be calculated by multiplying for each component (A) the Payout Percentage, by (B) the weight percentage associated with each component, by (C) the achievement level for such component, by (D) the accelerator, if any, by (E) the Participant’s base salary; and then adding the resulting amounts. This amount will then be multiplied by the individual performance factor, resulting in the actual payout to the Participant. If the employee’s Payout Percentage changes during the Fiscal Year, the bonus payout will be pro-rated as follows: The new Payout Percentage will apply to the number of full months at the new percentage. The previous Payout Percentage will apply to the prior months.

The foregoing description is subject to, and qualified in its entirety by, the MIP filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Bonus Targets

The Compensation Committee approved the bonus targets, as a percentage of base salary, for fiscal year 2015 for the executive officers named in the table below:

Name	Bonus Target %
John Boucher	100%
Alan Cormier	50%
Joseph Sherk	30%

Performance-Based Restricted Stock

The Compensation Committee established the ModusLink Global Solutions FY2015 Performance-Based Restricted Stock Plan (the “Restricted Stock Plan”), for the issuance of performance-based restricted shares of the Company’s common stock to each of the Company’s executive officers and other senior executives. The Award of restricted shares of common stock under this plan is contingent upon the Company’s achievement of a specified level of the Gate (as defined under the MIP) for fiscal 2015, and ROIC and Book and Bill performance reaching the threshold levels, and is subject to additional awards based on the level of ROIC and Book and Bill achieved by the Company in fiscal 2015 above the threshold level, as discussed in more detail below. No awards will be made under the plan if the Adjusted EBITDA Gate is not achieved. If the threshold level is achieved, participants may receive awards beginning at the threshold level or greater, for achievement of the ROIC and Book and Bill target levels, as described below.

Awards are subject to a straight line sliding scale between the threshold and target levels, and if between Target and Maximum, award calculation shall be consistent with the accelerator under the FY2015 Management Incentive Plan:

	Value of Restricted Stock
Name	Threshold	Target	Maximum
John Boucher	$420,000	$600,000	$1,200,000
Alan Cormier	$56,000	$80,000	$160,000
Joseph Sherk	$28,000	$40,000	$80,000

The foregoing description is subject to, and qualified in its entirety by, the Company’s FY2015 Performance Based Restricted Stock Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Awards

Awards for the MIP and the Restricted Stock Plan would be made, if at all, on the third business day following the day the Company publicly releases its financial results for the fiscal year ending July 31, 2015. Any Awards of restricted shares under the Restricted Stock Plan would vest in three equal installments, on the first, second and third anniversaries of the grant date provided the recipient remains employed by the Company, or a subsidiary of the Company, on each such vesting date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: May 4, 2015	By:	/s/ Joseph B. Sherk
	Name: Title:	Joseph B. Sherk Principal Financial Officer and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	ModusLink Global Solutions, Inc. FY 2015 Management Incentive Plan

10.2	ModusLink Global Solutions, Inc. FY 2015 Performance Based Restricted Stock Plan